ShopNBC Names Multichannel Retailing Veteran Bob Ayd as President

MINNEAPOLIS, MN — January 28, 2010 -ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced that Bob Ayd, a multichannel retailing veteran with more than 30 years of experience in the marketspace, has been named President of the company, reporting to Chief Executive Officer Keith Stewart. As part of his new role, Mr. Ayd will oversee Merchandising, Planning, Programming, Broadcast Operations, and On-Air Talent.

Cultivated over three decades, Mr. Ayd brings an extensive background and proven track record of success to ShopNBC, including executive leadership roles at multi-billion-dollar retailers QVC and Macy’s. Most recently, he served as Executive Vice President and Chief Merchandising Officer at QVC (U.S.). During his tenure at QVC, he also served as Senior Vice President, Design Development & Global Sourcing and Brand Development, and Senior Vice President of Jewelry and Fashion. While at Macy’s, Mr. Ayd held a number of executive leadership positions including Senior Vice President in Women’s Sportswear.

Keith Stewart, ShopNBC’s CEO, said: “We are excited to welcome Bob to the ShopNBC family. His fluent understanding of our business and world-class multichannel retailing expertise, coupled with the building blocks already in place at the company, will help accelerate our timeline to drive increased sales and profitability. Equally invaluable are Bob’s strong vendor relationships and industry contacts, which span the globe. We look forward to benefiting from his strong leadership, vast relationships and strategic guidance.”

“I am thrilled to be joining ShopNBC,” said Mr. Ayd. “The culture is passionate, the focus is on the customer, and the opportunity at hand is golden. With already very exciting things happening at the company, I’m looking forward to doing my part in helping ShopNBC build on its progress to date while quickly ushering in a new decade of success.”

In accordance with NASDAQ Marketplace Rule 4350, Mr. Ayd will be granted inducement stock options on February 1, 2010, covering the right to purchase 350,000 shares of the company’s common stock. The options will have an exercise price equal to the closing price of the company’s common stock on the date of grant.

About ShopNBC

ShopNBC is a multichannel electronic retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 75 million homes (DISH Network channels 134 and 228; and DIRECTV channel 316), mobile devices including iPhone, BlackBerry and Droid, online at www.ShopNBC.com, live streaming at www.ShopNBC.TV, and social networking sites Facebook, Twitter, and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

Contact:
Anthony Giombetti
Media Relations
612-308-1190